Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 30, 2014, of Ruby Gold, Inc. relating to the financial statements as of December 31, 2013 and 2012 and for the period from inception to December 31, 2013, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

May 1, 2014